Exhibit 99.1

WaMu Capital Corp.,
A Washington Mutual, Inc. Company

Preliminary New Issue Term Sheet

Washington Mutual Mortgage Pass-Through Certificate, WMALT Series 2005-11 Trust
(the “Trust”)

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Mortage Securties Corp.
Seller

Washington Mutual Bank
Servicer

LaSalle Bank National Association
Trustee

Closing Date	December 28, 2005
Investor Settlement Date	December 29, 2005
First Distribution Date	January 25, 2006
Cut-Off Date	December 1, 2005

Group 1 Collateral Profile

Type	30 Year Jumbo Alt-A Fixed Rate
Estimated Size (+/- 10%)	$345,000,000
GWAC (+/- 10 bps)	6.37%
WAM (+/- 3 months)	358
FICO (+/- 10)	721
Average Loan Bal (+/- 10%)	$575,000
WA LTV (+/- 5%)	72%
CA (+/- 5%)	44%
Cash-Out Refi (+/- 5%)	47%
SF/PUD (+/- 10%)	90%
2-4 Family (+/- 10%)	4%
Full Doc (+/- 10%)	22%
Non-Owner Occupied (+/- 5%)	6%
Interest Only (+/- 5%)	51%
Prepay Penalty (+/- 5%)	13%
Estimated Subordination (+/-)	5.50%
Expected Rating Agencies	2 of 3
Clean Up Call Percentage	10%

WaMu Capital Corp.,
A Washington Mutual, Inc. Company

Group 1 Preliminary Paydown Structure Rules

1. At the beginning of each period, please set the following variables:
  #FixedAmt1 = $1,000
  #FixedAmt2A = $1,240,000
2. Pay the accrual from Class 1A6 in the following manner:
  For the distribution date pay to Class 1A3 and Class 1A5 pro-rata until retired.
  Pay to Class 1A6 until retired.
3. Pay Class R until retired.

4. Pay Class 1A1 its priority amount until retired.

5. Pay #FixedAmt1 for the distribution date in the following manner:
  Pay Class 1A3 and Class 1A5 pro-rata until retired.
  Pay Class 1A6 until retired.
6. Pay #FixedAmt2 for the distribution date to Class 1A2 until retired.

7. Pay Class 1A3 and Class 1A5 pro-rata until retired.

8. Pay Class 1A6 until retired.

9. Pay Class 1A2 until retired.

10.  Pay Class 1A1 until retired.

Group Pass-Through Rate:                         5.75%

Pricing Speed:                                               100% PPC (8 -> 20 CPR / 12 months)

NAS Bonds(“Lockout Certificates”):       Class 1A1.  Locked out of scheduled and prepay for 60

months. The priority fraction is (Balance of Total NAS / Total Non-PO Balance).

Z-Bonds(“Accrual Certificates”):              Class 1A6.

Accretion Directed Certificates:                Class 1A3 and Class 1A5

LIBOR Certificates:                                      Class 1A3:  Certificate interest rate = 1_Mo_LIBOR plus 0.70, Floor = 0.70%, Hard Cap = 5.75%.  Corridor Cap = 9.50%.  The initial certificate interest rate is 5.039%.  Zero day delay.

Inverse LIBOR Certificates:                        Class 1A4:  Certificate interest rate = 5.05 minus 1_Mo_LIBOR.  Floor = 0.0%, Cap = 5.05%.  Notional balance follows Class 1A3.  The initial certificate interest rate is 0.711%.  Zero day delay.

Yield Maintenance Agreement:                 For Class 1A3:  The Yield maintenance agreement was generated at 67.5% PPC and will extend the expected life of the bond.  The yield maintenance agreement will be in effect through the June 25, 2018 distribution date.  The lower strike will be 5.05% and the upper strike will be 8.80%.  The cap of the floater in any given period will be 9.50%.  The yield maintenance agreement is for Class 1A3 and will not be available for Class 1A4.  The notional balance of the yield maintenance agreement will never exceed the balance of Class 1A3.  The yield maintenance agreement will accrue on a 30/360 basis.  The cap counterparty is currently unknown.

WaMu Capital Corp.,
A Washington Mutual, Inc. Company

Initial LIBOR:                                                4.339% for all floating rate classes.

Certificate Interest Rate:                              The certificate interest rate for all classes other than the LIBOR certificates and Inverse LIBOR certificates will equal the Group Pass-Through Rate.

Interest Only Certificates:                           Class 1A4.

Accrual date:                                                12/01/2005

LIBOR Certificates Accrual date:              12/25/2005